                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 5)*


                             Sentigen Holding Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    81726V104
                                    ---------
                                 (CUSIP Number)


                                  May 28, 2004
                         -------------------------------
             (Date of Event Which Requires Filing of this Statement)

  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)

|X| Rule 13d-1(c)

|_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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   1     NAMES OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Frederick R. Adler

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [ ]
   3     SEC USE ONLY


   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
                              5    SOLE VOTING POWER
         NUMBER OF                 743,573 Shares
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
                              6    SHARED VOTING POWER
                                   -0- Shares


                              7    SOLE DISPOSITIVE POWER
                                   743,573 Shares


                              8    SHARED DISPOSITIVE POWER
                                   -0- Shares


9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          743,573 Shares


10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

          CERTAIN SHARES (See Instructions)                              [ ]


11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                9.9%


12        TYPE OF REPORTING PERSON (See Instructions)
          IN




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This Schedule 13-G/A reflects a statement of beneficial ownership of securities of the reporting person as of May 28, 2004.

Item 1(a)         Name of Issuer:
                  --------------

                  Sentigen Holding Corp.

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  580 Marshall St.
                  Phillipsburg, New Jersey 08865

Item 2(a)         Name of Person Filing:
                  ---------------------

                  Frederick R. Adler ("Adler")

Item 2(b)         Address of Principal Business Office,
                  or if none, Residence:
                  -------------------------------------

                  Adler's business address is c/o VENAD Administrative Services, Inc., 750 Lexington Avenue,
                  New York, New York 10022

Item 2(c)         Citizenship:
                  -----------

                  Adler is a United States Citizen

Item 2(d)         Title of Class of Securities:
                  ----------------------------

                  Common Stock, par value $.01

Item 2(e)         CUSIP Number:
                  ------------

                  81726V104

Item 3            Identity of Reporting Person
                  ----------------------------

                  Not Applicable

Item 4            Ownership:
                  ----------

                  (a)      Amount beneficially owned:


                           Adler owns 743,573 shares of Issuer's Common Stock.

                  (b)      Percent of Class:
                           9.9%

                  (c)      Number of Shares as to which the person has:

                           (i)      sole power to vote or direct the vote:

                                    743,573 shares.

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                           (ii)     shared power to vote or direct the vote:

                                    None

                           (iii)    sole power to dispose or direct the
                                    disposition of:

                                    743,573 shares.




                           (iv) shared power to dispose or direct the disposition of:

                                    None

Item 5            Ownership of Five Percent or Less of a Class:
                  --------------------------------------------

                           Not Applicable



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Item 6            Ownership of More than Five Percent on Behalf of
                  --------------------------------------------------------------
                  Another Person:
                  ---------------

                           Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                           Not Applicable

Item 8            Identification and Classification of Members of the Group:
                  ---------------------------------------------------------

                           Not Applicable

Item 9            Notice of Dissolution of Group:
                  ------------------------------

                           Not Applicable

Item 10           Certification:
                  -------------

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                    SIGNATURE
                                    ---------



                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 2, 2004





                                  /s/ Frederick R. Adler
                                 -----------------------------------
                                 Frederick R. Adler